EXHIBIT 11

              STATEMENT REGARDING CALCULATION OF EARNINGS PER SHARE

                                                                    For the Three Months Ended           For the Nine Months Ended
                                                                          June 30,                              June 30,
                                                               --------------------------------      -------------------------------
                                                                    1996            1995                 1996            1995
                                                               --------------------------------      -------------------------------
                                                                    (Dollars in thousands                (Dollars in thousands
                                                                 except earnings per share)            except earnings per share)
Weighted average common shares outstanding                           3,243,548       3,884,007           3,480,910        3,944,283
Common stock equivalent shares on stock options                        110,382           2,601              97,952            2,601
                                                               --------------------------------      -------------------------------
Weighted average common and common equivalent shares                 3,353,980       3,886,608           3,578,862        3,946,884

Net earnings before cumulative effect of change in
     accounting principle                                           $      684      $      531          $    1,565       $    1,783
Cumulative effect of change in accounting principle                          -               -                   -              382
                                                               --------------------------------      -------------------------------
Net earnings                                                        $      684      $      531          $    1,565       $    2,165
                                                               ================================      ===============================

Earnings per common and common equivalent shares:

        Income before cumulative effect of
          change in accounting principle                            $     0.21      $     0.14          $     0.44       $     0.45
        Cumulative effect of change in accounting principle
                                                                             -               -                   -             0.10
                                                               ---------------------------------------------------------------------
          Net income                                                $     0.21      $     0.14          $     0.44       $     0.55
                                                               =====================================================================



Earnings per share of common stock for the three months and nine months ended June 30, 1996, and 1995, have been determined by dividing the income before cumulative effect of change in accounting principle and net income by the weighted average number of shares of common stock and common stock equivalents outstanding during the period. Stock options are regarded as common stock equivalents computed using the treasury stock method. Shares acquired by the employee stock benefit plans are not considered in the weighted average shares outstanding until shares are committed to be released to an employee's individual account or have been earned. The difference between primary and fully diluted earnings per shares in not material.


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